CASH ACCOUNT TRUST

GOVERNMENT & AGENCY SECURITIES PORTFOLIO

AMENDED AND RESTATED

MULTI-DISTRIBUTION SYSTEM PLAN

WHEREAS, Cash Account Trust (the “Trust”), which is amending and restating this Multi-Distribution System Plan on behalf of its Government & Agency Securities Portfolio (the “Series”), is an open-end management investment company registered under the Investment Company Act of 1940 (the “1940 Act”);

WHEREAS, the Trust desires to amend and restate its Multi-Distribution System to enable the Government & Agency Portfolio, as more fully reflected in its prospectuses, to offer investors the option to purchase shares of the Series (a) with a Rule 12b-1 plan providing for a distribution fee of not more than 0.60% of average daily net assets, to be purchased primarily through financial intermediaries (“Service Shares”); (b) with a Rule 12b-1 plan providing for a distribution fee of not more than 0.25% of average daily net assets and with an administrative services fee of not more than 0.25% of average daily net assets to be purchased primarily by financial advisors and their clients through one or more financial intermediaries (“Premier Money Market Shares – Government Portfolio”); (c) with a Rule 12b-1 plan providing for a distribution fee of not more than 0.30% of average daily net assets and with an administrative services fee of not more than 0.25% of average daily net assets to be purchased through a select financial services firm (“Davidson Cash Equivalent Shares-Government & Agency”); (d) with a Rule 12b-1 plan providing for a distribution fee of not more than 0.25% of average daily net assets and with an administrative services fee of not more than 0.20% of average daily net assets to be purchased through a select financial services firm (“Davidson Cash Equivalent Plus Shares-Government & Agency”); (e) with a Rule 12b-1 plan providing for a distribution fee of not more than 0.33% of average daily net assets and with an administrative service fee of not more than 0.25% of average daily net assets to be purchased primarily through ADP, Inc. (“Capital Assets Funds Government & Agency Securities Portfolio”); (f) with a Rule 12b-1 plan providing for a service fee of not more than 0.15% of average daily net assets and no administrative services fee, to be purchased primarily through financial intermediaries and which requires a larger minimum investment (“Government Cash Managed Shares”); (g) with no Rule 12b-1 distribution or service fee and no administrative services fee, to be purchased primarily by institutions (“DWS Government Cash Institutional Shares”); and (h) with no Rule 12b-1 distribution or service fee and no administrative services fee, to be purchased primarily through financial intermediaries (“DWS Government & Agency Money Fund”).

WHEREAS, Rule 18f-3 under the 1940 Act permits open-end management investment companies to issue multiple classes of voting stock representing interests in the same portfolio notwithstanding Sections 18(f)(1) and 18(i) under the 1940 Act if, among other things, such investment companies adopt a written plan setting forth the separate arrangement and expense allocation of each class and any related conversion features or exchange privileges;

WHEREAS, Rule 18f-3 and this Plan as previously adopted permit the Plan to be amended if such amendment is approved by a majority of the members of the Trust’s board, including a majority of the board members who are not interested persons of the Trust, and such approvals have been obtained;

NOW, THEREFORE, the Trust, wishing to be governed by Rule 18f-3 under the 1940 Act, hereby amends and restates this Multi-Distribution System Plan on behalf of its Government & Agency Portfolio as follows:

1. Each class of shares will represent interests in the same portfolio of investments of the Series, and be identical in all respects to each other class, except as set forth below. The only differences among the various classes of shares of the Series will relate solely to: (a) different distribution and service fee payments associated with any Rule 12b-1 Plan for a particular class of shares and any other costs relating to implementing or amending such Rule 12b-1 Plan (including obtaining shareholder approval of such Rule 12b-1 Plan or any amendment thereto), which will be borne solely by shareholders of such classes; (b) different transfer agency fees; (c) different administrative services fees or shareholder servicing fees; (d) different class expenses, which will be limited to the following expenses determined by the Trust board to be attributable to a specific class of shares: (i) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses, and proxy statements to current shareholders of a specific class; (ii) Securities and Exchange Commission registration fees incurred by a specific class; (iii) litigation or other legal expenses relating to a specific class; (iv) board member fees or expenses incurred as a result of issues relating to a specific class; and (v) accounting expenses relating to a specific class; (e) the voting rights related to any Rule 12b-1 Plan affecting a specific class of shares; (f) conversion features; (g) exchange privileges; and (h) class names or designations. Any additional incremental expenses not specifically identified above that are subsequently identified and determined to be properly applied to one class of shares of the Series shall be so applied upon approval by a majority of the members of the Trust’s board, including a majority of the board members who are not interested persons of the Trust.

2. Under the Multi-Distribution System, certain expenses may be attributable to the Trust, but not to a particular series or class thereof. All such expenses will be borne by each class on the basis of the relative aggregate net assets of the classes, except that, if the Trust has series, expenses will first be allocated among series, based upon their relative aggregate net assets. Expenses that are attributable to a particular series, but not to a particular class thereof, will be borne by each class of that series on the basis of the relative aggregate net assets of the classes. Notwithstanding the foregoing, the underwriter, the investment manager or other provider of services to the Trust may waive or reimburse the expenses of a specific class or classes to the extent permitted under Rule 18f-3 under the 1940 Act.

A class of shares may be permitted to bear expenses that are directly attributable to that class including: (a) any distribution or service fees associated with any Rule 12b-1 Plan for a particular class and any other costs relating to implementing or amending such Rule 12b-1 Plan (including obtaining shareholder approval of such Rule 12b-1 Plan or any amendment thereto); (b) any transfer agency fees attributable to such class; (c) any administrative services fees or shareholder servicing fees attributable to such class; and (d) any class expenses determined by the Trust board to be attributable to such class.

3. Dividends paid by the Trust as to each class of its shares, to the extent any dividends are paid, will be calculated in the same manner, at the same time, on the same day, and will be in the same amount; except that any 12b-1 distribution or service fees, transfer agency fees, administrative services fees, shareholder servicing fees and class expenses allocated to a class will be borne exclusively by that class.

4. All material amendments to this Plan must be approved by a majority of the members of the Trust’s board, including a majority of the board members who are not interested persons of the Trust.

For use on or after:                         , 200

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